Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Rainmaker Systems, Inc. for the registration of 7,737,373 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the financial statements and schedule of Rainmaker Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

March 17, 2004